Exhibit 10

QUAD/GRAPHICS, INC.
20__-20__ INCENTIVE AWARD AGREEMENT

Dear ____________,

In recognition of your contributions to Quad/Graphics, Inc. (the “Company”) during 20__ and to provide you an additional incentive to achieve certain strategic objectives during 20__, the Company wishes to provide you with a cash award, payable upon the terms and conditions contained in this award agreement (this “Agreement”). By signing below, you and the Company agree as follows:

1. 20__ Performance Bonus.
(a)Amount. In consideration of your efforts during 20___ relating to ________, the Company will pay to you a cash bonus in the amount of $_______ (the “20__ Bonus”).
(b)    Payment Timing. The 20__ Bonus will be paid during March 20__.
(c)    Clawback for Termination of Employment. If you voluntarily terminate your employment, or if we terminate your employment for Cause, in either case on or before December 31, 20__, then you will be required to repay the entire gross amount of the 20__ Bonus to the Company within thirty (30) days of your termination date. For purposes of this Agreement, “Cause” shall have the same definition as in the Quad/Graphics, Inc. Executive Severance Plan.
2. 20___ Performance Bonus.
(a)    Amount. Provided that you satisfy the Vesting Criteria set forth in subsection (b) below, and subject to subsection (c) below, you will be entitled to receive a cash bonus in the amount of $________ (the “20__ Bonus”).
(b)    Vesting Criteria. To receive the 20__ Bonus, you must satisfy both of the following criteria (the “Vesting Criteria”):
(i)    You must be continuously employed by the Company or an affiliate through December 31, 20__; and
(ii)    You must have performed satisfactorily, as determined by the Compensation Committee of the Company’s Board of Directors in its reasonable discretion, with respect to _____________.
(c)    Offset. The 20__ Bonus shall be reduced by the amount, if any, that you receive with respect to the 20__ plan year under the Company’s Annual Incentive Plan. For the sake of clarity, if your payout under the Annual Incentive Plan for 20__ is greater than or equal to the 20__ Bonus, then no 20__ Bonus shall be due under this Agreement.
(d)    Payment Timing. The 20__ Bonus, if any, shall be paid by no later than March 15, 20__.

3.     General Terms and Conditions.
(a)    No Promise of Employment. Nothing in this Agreement is or will be construed as an agreement or understanding, express or implied, that the Company or any of its affiliates will employ you in any particular position, for any particular period of time or at any particular compensation or benefit rate.
(b)    Tax Withholding.  The Company or any of its affiliates may withhold from any amount payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
(c)    Entire Agreement. This Agreement supersedes all prior agreements, whether oral or written, and constitutes a complete and exclusive statement of the terms of the agreement between you and the Company and its affiliates with respect to its subject matter.
(d)    Amendment. This Agreement may not be amended other than by written instrument executed by you and the Company.
(e)    Successors and Assigns. You may not assign your rights under this Agreement to any other party. The Company may assign its obligations under this Agreement to any affiliate or successor in interest.
(f)    Governing Law. This Agreement will be governed by the laws of the State of Wisconsin without reference to its conflicts of laws principles.
If you accept the terms of this Agreement, then please return a signed copy to _______ by no later than ___________, 20__. This Agreement shall not be effective unless and until the Company receives an executed copy from you.
On behalf of the Company, thank you for your efforts to date.

Very truly yours,

QUAD/GRAPHICS, INC.

By:
Title:

ACKNOWLEDGED AND AGREED:

Date:
[Insert Name of Employee]